                           VOTING AND LOCKUP AGREEMENT

                VOTING AND LOCKUP AGREEMENT, dated as of October 17, 2001 (this
"Agreement"), by and between WellPoint Health Networks Inc., a Delaware corporation ("Purchaser"), and The Missouri Foundation For Health, a Missouri
non-profit public benefit corporation ("Stockholder"), a stockholder of
RightCHOICE Managed Care, Inc., a Delaware corporation ("Target").

                                    RECITALS

                A. Concurrently with the execution of this Agreement, Purchaser and Target are entering into an Agreement and Plan of Merger (the "Merger
Agreement"), pursuant to which Purchaser and Target will effect a business combination, upon the terms and subject to the conditions set forth in the
Merger Agreement (the "Merger"). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement.

                B. Stockholder is a stockholder of Target and, with respect to the Merger, has the power to vote or to direct the voting of 11,112,500 shares of the common stock, par value $0.01 per share, of Target (collectively, the
"Shares").

                C. As a material inducement to enter into the Merger Agreement and to consummate the Merger, Purchaser desires Stockholder to agree, and
Stockholder is willing to agree (i) subject to the terms of this Agreement, to vote the Shares and any other such shares of capital stock of Target acquired and beneficially owned by Stockholder so as to facilitate consummation of the
Merger and (ii) to comply in all respects with all of the terms of this
Agreement.

                NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

 1.      Voting of Shares.

         Section 1.1 Voting Agreement. (a) At every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Stockholder shall vote or cause to be voted the Shares and any New Shares (as hereinafter defined) in favor of adoption and approval of the Merger Agreement and the terms thereof and each of the other transactions contemplated thereby.

         (b) Stockholder shall not, from the date of this Agreement until the
Expiration Date (as hereinafter defined), enter into any agreement or understanding with any Person to vote or give instructions inconsistent with
Section 1.1(a) hereof. Without limiting the generality of the foregoing, at any meeting of Target stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought,
Stockholder shall vote (or cause to be voted) all of the Shares and any New
Shares against (i) the approval of any Acquisition Proposal or (ii) any amendment of Target's Certificate of Incorporation or Bylaws or other proposal or transaction involving Target or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          Section 1.2 New Shares. Stockholder agrees that any shares of capital stock of Target that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership ("New Shares") after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted
Shares.

          Section 1.3 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights or similar rights that Stockholder may have in connection with the Merger.

 2.      Transfer Restrictions and Obligations.

          Section 2.1 Lock-Up. After the execution of this Agreement until the
Expiration Date, Stockholder will not:

         (a)    offer, pledge, sell, contract to sell, sell any option or
                contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of the
                Shares or any securities convertible into or exercisable or exchangeable for Shares or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing;

         (b)    enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Shares; or

         (c)    create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of the Shares.

         Section 2.2 Voting Trust Agreement. Stockholder covenants and agrees to enter into a Voting Trust Agreement with Purchaser and a qualified trustee providing for the deposit with the voting trustee of the number of shares of the
Purchaser then owned by Stockholder which are in excess of the Ownership Limit
(as defined in Purchaser's Certificate of Incorporation). The Voting Trust
Agreement shall contain limitations only to the extent required by the Blue
Cross Blue Shield Association. The Voting Trust Agreement, when executed by the
Purchaser, Stockholder and such trustee, shall replace and supercede the Voting
Trust and Divestiture Agreement dated as of November 30, 2000 between Target,
Stockholder and the trustee thereunder.

 3.      Representations and Warranties of the Stockholder.

        Section 3.1 Ownership of Shares. Stockholder represents and warrants that Stockholder (i) is the record and beneficial owner of and has the sole right to vote or direct the voting of the Shares with respect to the adoption and approval of the Merger Agreement and the terms thereof which Shares at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances and (ii) does not own, either beneficially or of record, any shares of capital stock of Target other than the Shares.

          Section 3.2 No Conflict. The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any legal requirement, order, decree or judgment applicable to Stockholder or by which Stockholder or any of
Stockholder's properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the
Shares pursuant to, any contract to which Stockholder is a party or by which
Stockholder or any of Stockholder's properties is bound or affected. The execution and delivery of this Agreement by Stockholder do not, and the performance of its obligations under this Agreement by Stockholder will not, require any consent of any person. To the extent required, the approval of the
Attorney General of the State of Missouri has been received prior to or contemporaneously with the execution hereof.

          Section 3.3 Enforceability. Stockholder has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by
Purchaser, constitutes the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i)
laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          Section 3.4 Consent and Waiver. No consents or waivers are reasonably required for the consummation of the Merger under the terms of (a) any agreements between Stockholder (or any of its Affiliates) and Target, or any
Target Subsidiary or (b) other rights that Stockholder may have.

         Section 3.5 Continuous Warranty. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this
Agreement, will be accurate in all material respects at all times through the
Expiration Date and will be accurate in all material respects as of the date of the consummation of the Mergers as if made on that date.

 4.      Representations and Warranties of Purchaser.

         Section 4.1 Enforceability. Purchaser has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and

delivery of this Agreement by Stockholder, constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Covenants of Stockholder. Stockholder hereby covenants and agrees to cooperate fully with Purchaser and to execute and deliver any additional documents necessary or desirable and to take such further actions, in the reasonable opinion of Purchaser, necessary or desirable to carry out the intent of this Agreement.

6. Termination. This Agreement shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the termination of the Merger
Agreement, (b) the Effective Time or (c) the Merger Agreement is amended in any manner materially adverse to the Stockholder without the consent of the
Stockholder (such earliest to occur shall be the "Expiration Date"). In addition, Stockholder shall not be obligated to vote the Shares in accordance with Section 1 hereof, and this Agreement shall terminate, if, at the time of the meeting of stockholders of the Target, there shall have occurred or exist any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on
Purchaser.

7. Controlling Person Liability. Purchaser hereby agrees to indemnify
Stockholder, and its directors, officers and employees ("Indemnified Persons")
against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof
("Claims") and expenses (including reasonable attorneys fees and reasonable expenses of investigation) to which such Indemnified Person may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of
1934, as amended, common law or otherwise, arising out of the Form S-4 or the proxy statement/prospectus contained therein; provided that Purchaser shall not be liable to any Indemnified Person to the extent such Claim or expense arises out of, or is based upon information furnished by such Indemnified Person or the
Stockholder in writing for use in the Form S-4 or proxy statement/prospectus.

 8.      Miscellaneous.

         Section 8.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

         Section 8.2 Amendments and Modification. Subject to applicable law, this Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         Section 8.3 Nonsurvival of Representations and Warranties. None of the
representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the
Expiration Date; provided, however that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

         Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                              if to Purchaser to:

                              WellPoint Health Networks, Inc.
                              1 WellPoint Way
                              Thousand Oaks, CA 91362
                              Attn:   General Counsel
                              Telecopy No.: (805) 557-6820

                              with a copy (which shall not constitute notice) to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, NY 10017-3954
                              Attn: Gary I. Horowitz
                              Telecopy No.: (212) 455-2502

                                       And

                              if to Stockholder, to:

                              The Missouri Foundation For Health
                              211 N. Broadway, 22nd Floor
                              St. Louis, MO 63102
                              Attn: Alberta C. Slavin
                              Telecopy No.: (314) 655-7601

                              with a copy (which shall not constitute notice) to:

                              Blackwell Sanders Peper Martin LLP
                              720 Olive Street, Suite 2400
                              St. Louis, MO 63101
                              Attn: John R. Short
                              Telecopy No: (314) 345-6060

         Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

         Section 8.6 Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with

respect to the subject matter hereof.

     Section 8.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 8.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States sitting in the Borough of Manhattan, The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court sitting in the Borough of Manhattan, The City of New York in the event any dispute arises out of this Agreement or any of the
Transactions and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
PURCHASER AND STOCKHOLDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT
THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY.

         Section 8.10 Extension, Waiver. At any time prior to the Expiration
Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure

to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in
Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any person to whom any Shares are transferred.

         Section 8.12 Legal Counsel. Stockholder acknowledges that it has been advised to, and has had the opportunity to, consult with its attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Target represent Target and do not represent any of the stockholders of Target in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

         Section 8.13 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Purchaser and Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this
Agreement.

         Section 8.14 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this
Agreement on the date and year first above written.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

                                 WELLPOINT HEALTH NETWORKS INC.

                                 By:  /s/ Thomas C. Geiser
                                     -----------------------------------------
                                     Name: Thomas C. Geiser
                                     Title: Secretary

                                 THE MISSOURI FOUNDATION FOR HEALTH

                                 By: /s/ Alberta C. Slavin
                                     -----------------------------------------
                                     Name: Alberta C. Slavin
                                     Title: Chairperson